Exhibit 99.1

Investors: Carl E. Kraus 610-825-7100

For immediate release November 4, 2004	Media: Mitchell Brown 610-818-6563

KRAMONT REALTY TRUST REPORTS AN 11% INCREASE IN FFO PER SHARE
FOR THIRD QUARTER 2004

Plymouth Meeting, Penn. November 4, 2004—Kramont Realty Trust (NYSE:KRT) today reported operating results for the third quarter and nine months ended September 30, 2004.

Highlights

Third Quarter and Nine Months Results

(in thousands except for per share	Three months		Nine months
information)	ended		Ended
	September 30		September 30
	Unaudited		Unaudited
	2004	2003[1]	2004	2003[1]

Summary of income (loss) to common shareholders
Income from continuing operations	$6,098	$4,823	$20,336	$12,699
Income from discontinued operations	—	2,557	17	4,832

Net income	6,098	7,380	20,353	17,531
Preferred share distributions	(2,165)	(1,703)	(6,700)	(5,108)
Charge for redemption of preferred shares	—	—	(17,691)	—

Income (loss) to common shareholders	$3,933	$5,677	($4,038)[2]	$12,423

Income (loss) per share, basic & diluted	$0.16	$0.24	($0.17)	$0.52

Reconciliation of net income to funds from operations Income (loss) to common shareholders	$3,933	$5,677	($4,038)[2]	$12,423
Add: Depreciation and amortization of real estate assets[3]	5,015	4,583	14,389	13,107
Plus: Loss (gain) from sale of income-producing real estate[4]	694	(1,678)	697	(1,668)

Funds from operations (FFO)	$9,642	$8,582	$11,048	$23,862

FFO per share, basic and diluted	$0.40	$0.36	$0.46	$1.01
Weighted average commons shares outstanding, basic	24,140	23,932	24,102	23,677
Weighted average common shares outstanding, diluted	24,190	23,973	24,156	23,719

Kramont Realty Trust Announces
Third Quarter Results
November 4, 2004

Financial Activity

•	As noted in the financial highlights above, FFO increased to $9.6 million or $0.40 per share for the quarter ended September 30, 2004 compared to $8.6 million or $0.36 per share for the comparable period in 2003. The $1.0 million or $0.04 per share increase in FFO is attributable primarily to the following:

•	a lease termination fee received from a major tenant of approximately $1.2 million, and

•	a $450,000 gain on the sale of an investment

•	an offset of $462,000 due to an increase in preferred share distributions.

•	For the nine months ended September 30, 2004, net income increased to $20.4 million from $17.5 million in 2003. However, due largely to two non-recurring items related to the redemption of the Trust’s 9.5% Series D Preferred Shares, loss to common shareholders was $4.0 million in 2004 compared to income of $12.4 million in 2003. As previously reported, this loss to common shareholders is due to two factors:

•	The Company was required to record a non-recurring charge of $17.7 million in connection with the redemption of the Series D Preferred Shares.

•	The Company was obligated to pay additional distributions for a required 30-day notice period on the Series D Shares being redeemed and the new 8.25% Series E Preferred Shares, resulting in $306,000 of additional distributions.

If the above-described non-recurring charges were not applicable for the nine months ended September 30, 2004, income to common shareholders and FFO would have been $12.8 million or $0.53 per diluted share, and $27.9 million or $1.15 per diluted share, respectively.

Third Quarter Portfolio Activity

Third Quarter Leasing Activity

			Average	Increase/ (Decrease)
			Base	in Base
	Leases	Sq. Ft.	Rent	Rent
Executed in previously leased space	21	102,999	$10.83	2.8%

Renewals	22	77,238	$13.07	(0.7%)

Total – New & Renewals	43	180,237	$11.79	1.1%

New Space	6	11,975	$24.34

Kramont Realty Trust Announces
Third Quarter Results
November 4, 2004

First Nine Months Leasing Activity

			Average	Increase
			Base	in Base
	Leases	Sq. Ft.	Rent	Rent
Executed in previously leased space	57	227,068	$12.58	4.7%

Renewals	77	342,992	$10.49	5.3%

Total – New & Renewals	134	570,060	$11.32	5.0%

New Space	11	45,182	$15.23

Occupancy

	Sep 30, 2004	Jun 30, 2004	Sep 30, 2003
Overall Portfolio	88%	88%	89%

Excluding Properties in Redevelopment	91%	92%	93%

Acquisitions

In the third quarter, Kramont acquired two centers:

•	Kline Plaza, a 223,000 square foot center in Harrisburg, Pennsylvania. The center is anchored by Giant Supermarket and A.J. Wright.

•	The Plaza at Burr Corners, a 302,000 square foot shopping center in Manchester, Connecticut. The center is anchored by a 73,000 square foot VF Outlet Marketplace, Chuck E. Cheese’s, David’s Bridal, K&G Menswear, Party Warehouse and Tutor Time.

Development Activity

•	Kramont kicked off a redevelopment of East Main Centre in Spartanburg, South Carolina. The Company sold an 11-acre parcel for the development of a 138,000 square foot Lowe’s Home Improvement store to open in Fall 2005.

•	ShopRite Supermarket opened in 80,000 square feet on October 24th in Ocean Heights Shopping Center, Kramont’s ground-up development in Somers Point, New Jersey. Construction on the remaining space in Phase I of the development continues with a number of tenants, including Staples, expected to open by year-end.

Management Comments

“We are pleased with our results for the third quarter,” stated Louis P. Meshon, Sr., president and chief executive officer of Kramont. “We continue to execute our plan and deliver results to our shareholders.”

Kramont Realty Trust Announces
Third Quarter Results
November 4, 2004

About Kramont

Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisitions, leasing, development, redevelopment and management. The Company owns, operates, manages and has under development 93 properties encompassing nearly 12.6 million square feet in 16 states. Nearly 80 percent of Kramont’s centers are grocery, drug or value retail anchored. For more information, please visit www.kramont.com.

Notes

(1)	Certain 2003 income statement amounts have been reclassified to reflect the inclusion of properties sold during 2003 and 2004.

(2)	In connection with the redemption of the 9.5% Series D Cumulative Redeemable Preferred Shares on January 30, 2004, the Company’s first quarter 2004 results reflect a non-recurring reduction in income to common shareholders of $17.7 million or $0.69 per common share (net of minority interest). This reduction was recorded in accordance with the July 31, 2003 Securities and Exchange Commission interpretation of FASB-EITF Abstract Topic D-42 (“The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock”). Under this interpretation, the difference between the carrying amount of the shares ($14.4375 per share) and the redemption price ($25.00 per share) must be recorded as a reduction to Income to Common Shareholders and, therefore, impacts Earnings per Share and Funds from Operations per Share.

(3)	Net of minority interests of $344 and $322, respectively, for the three months ended September 30, 2004 and September 30, 2003, and $993 and $929, respectively, for the nine months ended September 30, 2004 and September 30, 2003.

(4)	Depreciation related to unconsolidated affiliates of $118 and $100, respectively, for the three months ended September 30, 2004 and September 30, 2003, and $379 and $199, respectively, for the nine months ended September 30, 2004 and September 30, 2003.

(5)	Net of amounts attributable to minority interests of $47 and $118, respectively for the three months ended September 30, 2004 and September 30, 2003, and $47 and $117, respectively, for the nine months ended September 30, 2004 and September 30, 2003.

The Company presents Funds from Operations (FFO), a non-GAAP financial measure, because it considers it an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of Real Estate Investment Trusts (REITs), many of which present FFO when reporting their results. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, consists of net income available to common shareholders (computed in accordance with generally accepted accounting principles in the United States, or GAAP) before depreciation and amortization of real estate assets, extraordinary items and gains and losses on sales of income producing real estate assets. FFO excludes GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have increased or decreased with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities and interest costs, providing a perspective not immediately apparent from net income. The Company uses FFO to provide this additional information and perspective. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting

Kramont Realty Trust Announces
Third Quarter Results
November 4, 2004

principles and should not be considered as an alternative to either net income as a measure of the Company’s operating performance or to cash flows from operating activities as an indicator of liquidity or cash available to fund all cash flow needs. Recognizing these limitations in the use of FFO as a financial measure, the Company considers FFO as only one in a group of measures, which, together, provide information about the Company’s operations. Since all companies do not calculate FFO in a similar fashion, the Company’s calculation, presented above, may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

Certain statements contained in this press release that are not statements of historical results are forward-looking statements. These include statements of forecasts, expectations, estimates, beliefs, intentions, projections and similar expressions. Forward-looking statements are based on assumptions and expectations of future events which may not prove to be accurate and which could be affected by the risks and uncertainties involved in the Company’s business, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Readers of this press release are cautioned that any such statements are not guarantees of future performance and that actual results may differ materially from those projected and implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, the burden of the Company’s substantial debt obligations; the risk that the Company may not be able to refinance its debt obligations on reasonable terms, if at all; the highly competitive nature of the real estate leasing market; adverse changes in the real estate markets including, among other things, competition with other companies; general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants and lease rents; financial condition and bankruptcy of tenants, including termination of leases by bankrupt tenants; the availability and terms of debt and equity financing; risks of real estate acquisition, expansion and renovation; construction and lease-up delays; the level and volatility of interest rates; governmental actions and initiatives; environmental/safety requirements; as well as certain other risks and uncertainties described in the Company’s Form 10-K. This press release speaks as of the date it is first issued and the Company disclaims any obligation to publicly update or revise any forward-looking statement in this press release which may thereafter appear to be inaccurate for any reason. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere described in the Company’s Form 10-K and in other reports we file with Securities and Exchange Commission.

# # #

Kramont Realty Trust
Financial Highlights
(in thousands, except for per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003(a)	2004	2003(a)
Revenues:
Rent	$28,639	$26,897	$85,804	$79,862
Other property income	1,178	—	2,138	—

Total revenues	29,817	26,897	87,942	79,862

Expenses:
Operating expenses	8,512	7,927	26,572	24,823
Depreciation and amortization	5,284	4,774	15,154	13,702
General and administrative	2,641	2,148	7,672	6,722

	16,437	14,849	49,398	45,247

Operating income	13,380	12,048	38,544	34,615
Management and leasing fees	158	30	459	30
Interest income	741	1,078	2,739	3,291
Other income	450	0	2,648	0
Equity in income of unconsolidated affiliates	311	232	860	507
Interest expense	(7,933)	(8,344)	(24,446)	(25,198)
Gain (loss) on sale of properties	(737)	0	(737)	0
Minority interests in income of OP	(272)	(221)	269	(546)

Income from continuing operations	6,098	4,823	20,336	12,699

Results from discontinued operations:
Income from operations of properties sold or held for sale	—	946	22	1,057
Gain (loss) on sale of properties	—	1,793	(4)	4,122
Minority interests in discontinued operations	—	(182)	(1)	(347)

Income from discontinued operations	—	2,557	17	4,832

Net income	6,098	7,380	20,353	17,531
Preferred share distributions	(2,165)	(1,703)	(6,700)	(5,108)
Charge for redemption of preferred shares	—	—	(17,691)	—

Income (loss) to common shareholders	$3,933	$5,677	($4,038)	$12,423

Per common share:
Income (loss) from continuing operations:
Basic	$0.16	$0.13	($0.17)	$0.32

Diluted	$0.16	$0.13	($0.17)	$0.32

Net income (loss):
Basic	$0.16	$0.24	($0.17)	$0.52

Diluted	$0.16	$0.24	($0.17)	$0.52

Dividends declared	$0.325	$0.325	$0.975	$0.975

Average number of common shares-basic	24,140	23,932	24,102	23,677
Average number of common shares-diluted	24,190	23,973	24,156	23,719

(a)	Certain 2003 income statement amounts have been reclassifed to reflect the inclusion of properties sold during 2003 and 2004.

Kramont Realty Trust
Financial Highlights
(in thousands, except for per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003	2004		2003
Funds from operations:
Income (loss) to common shareholders	$3,933	$5,677	($4,038)	(b)	$12,423
Add: Depreciation and amortization of real estate assets (c)	5,015	4,583	14,389		13,107
Plus: Loss from sale of income- producing real estate (c)	694	(1,678)	697		(1,668)

Funds from operations	$9,642	$8,582	$11,048		$23,862

Funds from operations per Common Share:
Basic	$0.40	$0.36	$0.46		$1.01

Diluted	$0.40	$0.36	$0.46		$1.01

(b)	Includes a reduction in income to common shareholders of $16.6 million (net of minority interest), or $.69 per share in connection with the redemption of the outstanding 9.5% Series D preferred shares.

(c)	Net of amounts attributable to minority interests.

Kramont Realty Trust
Financial Highlights
(in thousands, except for per share data)

	(unaudited)
	September 30	December 31,
	2004	2003
Balance Sheet:
Real estate assets, net	$789,204	$724,668
Properties held for sale	$0	$6,271
Cash and equivalents	$2,472	$9,196
Total assets	$858,395	$810,711
Mortgages and notes payable	$535,505	$451,071
Beneficiaries’ equity	$274,413	$313,847
Leased percentage of portfolio	87.68%	88.87%
Leased percentage of stabilized portfolio	91.34%	92.67%
Shopping centers owned	83	81
Office buildings owned	2	2
Shopping Centers Managed	8	8

	93	91
Square feet of gross leasable area owned and managed	12,590	12,071

		September 30		December 31,
Mortgages and notes payable summary:		2004		2003
	Weighted		Weighted
	Average	Balance	Average	Balance
	Rate		Rate
Floating rate	3.88%	$90,700	3.11%	$6,400
Fixed rate	6.41%	444,800	6.75%	444,700

		$535,500	6.71%	$451,100

Maturities:
	2004	$1,300
	2005	17,200
	2006	31,000
	2007	98,200
	2008	90,400
	After	297,400

		$535,500